Exhibit 99.1

LogMeIn Names Steven Chambers, Marilyn Matz to Board of Directors

BOSTON, August 25, 2014 – LogMeIn, Inc. (NASDAQ: LOGM) has named Steven Chambers and Marilyn Matz to the company’s board of directors.

Having recently held the position of President, Sales & Marketing, at Nuance Communications, the market leader in voice recognition and artificial intelligence – and the company behind voice and AI solutions deployed across leading mobile, consumer electronics and automotive products worldwide — Steven Chambers is a mobile industry and voice services veteran. In addition to LogMeIn, Chambers currently serves on the board of CallMiner, a provider of cloud-based speech analytics solutions that analyze customer engagements across voice, chat, email and social channels, and Jibo, Inc., the provider of the world’s first consumer social robot.

“Already a great mobile and cloud success story, LogMeIn’s growth today is coming from some of the most exciting market opportunities in all of technology,” said Chambers. “I look forward to working with the LogMeIn team to help guide the next phase of growth for its Internet of Things, collaboration, IT, and customer engagement businesses.”

A big data expert and visionary, Marilyn Matz is CEO and Co-Founder of Paradigm4, the company behind the SciDB computational database management system used to solve large-scale, complex analytical challenges on big and diverse data. She is also a co-chair of the Mass Technology Leadership Council’s Big Data cluster. Prior to Paradigm4, she was a co-founder of Cognex Corporation and senior vice president of the company’s PC Vision Products Group.

“LogMeIn is pioneering the ways in which companies will turn the vast amounts of data generated by an ever connected world into deeper relationships with their customers,” said Matz. “I’m excited to join the LogMeIn team as they embark on this exciting phase in their growth.”

“Steven Chambers and Marilyn Matz are proven leaders and visionaries in some of today’s most important emerging technology fields,” said Michael Simon, CEO of LogMeIn. “We’re delighted and fortunate to add such talented people to our leadership team as we aggressively pursue our most strategic growth initiatives.”

Hilary Schneider, who has served on LogMeIn’s board of directors since March of 2011, has resigned her position.

“Hillary was a great contributor and member of our board as we expanded our market opportunities and positioned the company for today’s growth,” added Simon. “We sincerely thank her for all of her contributions to our success.”

About LogMeIn, Inc.

LogMeIn (NASDAQ:LOGM) transforms the way people work and live through secure connections to the computers, devices, data, and people that make up their digital world. The company’s cloud services free millions of people to work from anywhere, empower IT professionals to securely embrace the modern cloud-centric workplace, give companies new ways to reach and support today’s connected customer, and help businesses bring the next generation of connected products to market.

LogMeIn is headquartered in Boston’s Innovation District with offices in Australia, Hungary, India, Ireland, and the UK.

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Media contact:

Craig VerColen

press@logmein.com

+1-781-897-0696